EXHIBIT 11


                        COMPUTATION OF EARNINGS PER SHARE
            Quarter and Nine Months Ended September 30, 1995 and 1994
                       (In $000s except per share amounts)


                                                                     QUARTER ENDED     NINE MONTHS ENDED
                                                                     SEPTEMBER 30,       SEPTEMBER 30,
                                                                   ----------------    -----------------
                                                                   1995       1994 (1)   1995      1994 (1)
                                                                   ----       -----      ----      -----
Net income                                                         $2,831     $2,307     $6,033     $4,923

Less subsidiary preferred stock dividend                              (33)       (33)       (97)       (97)
                                                                   ------     ------     ------     ------
Income applicable to common stock
   for primary earnings per share                                   2,798      2,274      5,936      4,826

Add interest expense, net of income tax effects,
   attributable to convertible debentures                              28         31         84         93
                                                                   ------     ------     ------     ------
Income applicable to common stock for
   fully diluted earnings per share                                $2,826     $2,305     $6,020     $4,919
                                                                   ======     ======     ======     ======

Weighted average common shares outstanding                          6,206      6,111      6,171      6,096
Additional shares assuming:
   Exercise of stock options and warrants                             432        246        337        212
                                                                   ------     ------     ------     ------
   Shares used for primary earnings per share                       6,638      6,357      6,508      6,308
Additional shares assuming:
   Exercise of stock options and warrants                              79        -          176         21
   Conversion of 10% Convertible
     Subordinated Debentures due 1996                                 243        270        246        275
                                                                   ------     ------     ------     ------
Shares used for fully diluted earnings per share                    6,960      6,628      6,930      6,604
                                                                    =====      =====      =====      =====

Earnings per share:

   Primary                                                           $.42       $.36       $.91       $.77
                                                                     ====       ====       ====       ====

   Fully diluted                                                     $.41       $.35       $.87       $.74
                                                                     ====       ====       ====       ====



(1) Weighted average common shares outstanding for the quarter and nine months ended September 30, 1994 have been restated to include the effect of a 3-for-2 stock split paid on May 15, 1995.